Exhibit 10.13

EXECUTION COPY

OPTION CANCELLATION AGREEMENT

THIS OPTION CANCELLATION AGREEMENT (this “Agreement”) is entered into on October 15, 2015 (the “Effective Date”), by and between TransFirst Holdings Corp., f/k/a Tyche Topco, Inc. a Delaware corporation (the “Company”), and Nancy Disman (“Employee”).

WHEREAS, pursuant to the Company’s 2015 Stock Option Plan (the “Plan”) and a Stock Option Agreement between the Company and Employee (the “Option Agreement”), the Company has heretofore granted to Employee certain options to acquire Common Stock of the Company, as set forth on Exhibit A hereto;

WHEREAS, in accordance with Section 10 of the Plan, the Company is cancelling the outstanding options to acquire Common Stock of the Company for all participants who were previously granted options (including Employee), pursuant to a plan termination that is intended to qualify under Treasury Regulation 1.409A-3(j)(4)(ix);

WHEREAS, neither the Company nor any of its affiliates are a party to any other plan or arrangement that constitutes “nonqualified deferred compensation” and that would be aggregated with the Plan pursuant to Treasury Regulation 1.409A-1(c); and

WHEREAS, the Company has agreed to pay Employee certain consideration in exchange for the cancellation of Employee’s outstanding options of the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions.

For purposes of this Agreement, the following terms shall have the meanings provided below.

(a) “Affiliate” of a Person means any other Person, entity, or investment fund controlling, controlled by, or under common control with such Person and, in the case of a Person which is a partnership, any partner of such Person.

(b) “Board” means the board of directors of the Company.

(c) “Common Stock” means the Company’s common stock, par value $0.01 per share.

(d) “Competitive Activity” shall have the meaning ascribed to such term in any written offer letter or employment or severance agreement between the Company or any of its Subsidiaries and Employee that was entered into on or after the date of adoption of the Plan, or in the absence of any such written agreement, shall mean, during the term of Employee’s employment with the Company or any of its Subsidiaries and during the one year period immediately following Employee’s termination of employment with the Company and its Subsidiaries, directly or indirectly, for himself or for any other Person, participating in any Competitive Business or any business in which the Company is engaged or which Employee is aware that the Company is planning to engage in as of Employee’s termination of employment with the Company and its Subsidiaries; provided that the passive ownership by Employee of not more than two and a half percent (2.5%) of the outstanding shares of any class of capital stock of a corporation which is publicly traded on a national securities exchange will not be deemed to be a Competitive Activity, so long as Employee has no active participation in the business of such corporation.

(e) “Competitive Business” means any business in the geographic area set forth in the non-competition provision in any written employment or severance agreement between the Company or any of its Subsidiaries and Employee (or, in the absence of the designation of any such geographic area in any such written agreement, any geographic area or country where the Company or any Subsidiary of the Company generates revenues) engaged in the “Restricted Business” set forth in the non-competition provision in any written employment or severance agreement between the Company or any of its Subsidiaries and Employee (or, in the absence of the designation of any such “Restricted Business” in any such written agreement, in the provision of services in the electronic payment processing industry or related to any product, business, activity or service line of any person, entity or company that is in competition with any product, business, activity or service line of the Company).

(f) “Employment Agreement” means that letter agreement dated May 12, 2015 regarding Employee’s employment with TransFirst, LLC.

(g) “Investors” means Vista Equity Partners Fund V, L.P., Vista Equity Partners Fund V-A, L.P., Vista Equity Partners Fund V-B, L.P., VEPF V FAF, L.P., Vista Equity Partners Fund V Executive, L.P. and Vista Equity Associates V, LLC and/or any transferee, affiliate or designee of the foregoing.

(h) “IPO” means an initial public offering and sale of the Company’s Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended.

(i) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint share company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(j) “Subsidiary” means any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.

(k) “Termination Event” means the first date on which the Investors directly or indirectly own less than twenty percent (20%) of the total number of shares of Common Stock that the Investors held as of the Effective Date.

2. Option Cancellation. As consideration for the Cancellation Payment set forth in Section 3, Employee acknowledges and agrees that all of Employee’s right, title and interest in and to any and all outstanding options to acquire Common Stock of the Company granted pursuant to the Plan and the Option Agreement (the “Cancelled Options”) are hereby canceled, forfeited and surrendered to the Company effective as of the date hereof (the “Cancellation Date”). Without limiting the generality of the foregoing, effective as of the date hereof, any and all rights of Employee, and any and all liabilities of the Company, with respect to the Cancelled Options (whether under or pursuant to the Option Plan, the Option Agreement, or otherwise) shall terminate in all respects.

3. Consideration for Cancelled Options. Subject to the conditions set forth herein and in consideration of the Cancelled Options, the Company shall pay Employee an aggregate cash payment equal to $1,347,788 (the “Cancellation Payment”), subject to the vesting conditions and payable as set forth in this Section 3.

(a) On the first regularly scheduled payroll date that first follows the day immediately following the one-year anniversary of the Cancellation Date (such payroll date, the “First Payment Date” and such date immediately following the one-year anniversary of the Cancellation Date, the “First Vesting Date”), the Company shall pay Employee: (i) a lump-sum cash payment equal to $524,140 (the “Guaranteed Cancellation Payment”), and (ii) subject to Employee’s continuous employment by the Company or any of its Subsidiaries through the earlier of (A) the closing date of the IPO or (B) the First Vesting Date, (unless, prior to the earlier of (A) or (B), Employee’s employment with the Company is terminated by Employee’s resignation for Good Reason or by the Company without Cause, in each case as defined in the Employment Agreement (each, a “Qualifying Termination”), in which case the IPO Cancellation Payment shall be vested and become payable on the earlier of (A) or (B) as if Employee had remained actively employed by the Company through such event, subject to Employee’s timely execution and non-revocation of the Release Agreement (as defined in the Employment Agreement) in accordance with the requirements set forth in the Employment Agreement) an additional lump-sum cash payment equal to $262,070 (the “IPO Cancellation Payment”); provided that in the event the IPO Cancellation Payment vested in connection with Employee’s Qualifying Termination, the Company shall pay Employee the IPO Cancellation Payment on the later of the First Payment Date or within sixty (60) days following the date of the Qualifying Termination. For the avoidance of doubt, (x) the Guaranteed Cancellation Payment shall vest and become payable by the Company to Employee irrespective of whether Employee remains continuously employed by the Company or any of its Subsidiaries through the closing date of the IPO, and (y) the IPO Cancellation Payment shall not vest and become payable by the Company to Employee, and Employee shall have no rights with respect thereto, if Employee does not remain continuously employed by the Company or any of its Subsidiaries through the earlier of the closing date of the IPO or the First Payment Date, unless prior to the earlier of the closing date of the IPO or the First Payment Date, Employee’s employment was terminated due to a Qualifying Termination, and if Employee’s employment with the Company and all of its Subsidiaries terminates for any reason other than a Qualifying Termination, or if Employee experiences a Qualifying Termination but either does not execute or executes but subsequently revokes the Release Agreement the IPO Cancellation Payment shall be forfeited.

(b) The Company shall pay Employee the remaining portion of the Cancellation Payment as a series of lump-sum cash payments that shall vest and become payable as of the vesting dates indicated below, subject to Employee’s continuous employment by the Company or any of its Subsidiaries through the applicable vesting date as set forth below (each, a “Subsequent Vesting Date”), in each case payable by no later than thirty (30) days following the applicable Subsequent Vesting Date. For the avoidance of doubt, the amount scheduled to vest and become payable on each Subsequent Vesting Date shall not vest and become payable, and Employee shall have no rights with respect thereto, if Employee does not remain continuously employed by the Company or any of its Subsidiaries through such Subsequent Vesting Date and if Employee terminates employment with the Company and all of its Subsidiaries for any reason or no reason prior to a Subsequent Vesting Date, the amount scheduled to vest on such Subsequent Vesting Date shall be forfeited. If at any time prior to the last Subsequent Vesting Date, the Termination Event occurs, then any remaining unpaid Cancellation Payment Amounts shall be deemed vested and payable by the Company to Employee no sooner than the First Payment Date and no later than thirty (30) days following the date of the Termination Event.

Cancellation Payment Amount	Applicable Subsequent Vesting Date
$336,947	November 30, 2016
$74,877	February 28, 2017
$74,877	May 31, 2017
$74,877	August 31, 2017

4. Termination of this Agreement. Notwithstanding anything to the contrary herein, this Agreement will terminate automatically upon the later of (i) the payment of the amounts that become due and payable on the First Payment Date or (ii) the earlier of (A) the date that Employee is no longer an employee or other service provider of the Company or any of its Subsidiaries or (B) the date of a Termination Event; provided that any termination of this Agreement that results from the occurrence of the First Payment Date or a Termination Event shall not affect the Company’s obligations to make payments required hereunder in connection with such First Payment Date or Termination Event, as applicable. For the avoidance of doubt, upon the termination of this Agreement in connection with the termination of Employee’s employment or other service relationship with the Company, Employee shall forfeit any portion of the Cancellation Payment that has not vested and become payable to Employee prior to such termination (other than the Guaranteed Cancellation Payment and, to the extent the Employee has satisfied the applicable vesting conditions, the IPO Cancellation Payment) and Employee shall have no further rights hereunder.

5. Employee Representation and Warranties. As a material inducement to the Company to enter into this Agreement, Employee hereby represents and warrants to the Company that:

(a) Capacity, Power and Authority. Employee possesses all requisite capacity, power and authority to enter into and carry out the transactions contemplated by this Agreement.

(b) Authorization; No Breach. This Agreement constitutes a valid and binding obligation of Employee, enforceable against Employee in accordance with its terms. This Agreement has been duly executed by Employee. The execution, delivery and performance of this Agreement and the fulfillment of and compliance with the terms hereof by Employee does not (i) conflict with or result in a breach or violation of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any lien or encumbrance upon any of Employee’s Cancelled Options or any of Employee’s other assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate, or cause any modification, termination or acceleration of, any obligation under, (v) create any right to payment or any other right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions), or (vi) require any authorization, consent, approval, exemption or other action by, notice to or filing with, any governmental entity or other person or entity pursuant to any applicable law to which Employee is subject, or any agreement to which Employee is a party or by which it is bound.

(c) Title. Employee is the record and beneficial owner of, and has good and marketable title to, all of the Cancelled Options, free and clear of all liens and encumbrances.

(d) Independent Review. Employee has carefully reviewed this Agreement and has been given the opportunity to consult with independent legal counsel and tax, financial and business advisors regarding Employee’s rights and obligations under this Agreement, and has consulted with such independent legal counsel and/or tax, financial and business advisors regarding this Agreement (or after carefully reviewing this Agreement has freely decided not to consult with such counsel or advisors), fully understands the terms and conditions contained in this Agreement, intends for the terms of this Agreement to be binding on and enforceable against Employee, and has entered into this Agreement voluntarily. Employee has had the opportunity to ask questions and receive answers concerning the terms and conditions of this Agreement and has had full access to such other information concerning this Agreement as Employee has requested.

6. Company Representation and Warranties. As a material inducement to Employee to enter into this Agreement, the Company hereby represents and warrants to Employee that:

(a) Organization. The Company is duly organized, validly existing and in good standing under the laws of the state of Delaware.

(b) Capacity, Power and Authority. The Company possesses all requisite capacity, power and corporate authority to enter into and carry out the transactions contemplated by this Agreement. All corporate approvals that are required have been obtained.

(c) Authorization; No Breach. This Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. This Agreement has been duly executed by the Company. The execution, delivery and performance of this Agreement and the fulfillment of and compliance with the terms hereof by the Company does not (i) conflict with or result in a breach or violation of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any lien or encumbrance upon any of the Company’s assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate, or cause any modification, termination or acceleration of, any obligation under, (v) create any right to payment or any other right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions), or (vi) require any authorization, consent, approval, exemption or other action by, notice to or filing with, any governmental entity or other person or entity pursuant to any applicable law to which the Company is subject, or any agreement to which the Company is a party or by which it is bound.

7. Cooperation With Regard to Litigation. Employee agrees to cooperate with the Company during the period of Employee’s employment with the Company or any of its Subsidiaries or Affiliates and following the termination or expiration of Employee’s employment with the Company or any of its Subsidiaries or Affiliates for any reason whatsoever (including, without limitation, disability, retirement, voluntary resignation or termination, or involuntary termination with or without cause) by being reasonably available to testify on behalf of the Company or any of its Subsidiaries or Affiliates, in any action, suit or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company or any of its Subsidiaries or Affiliates in any such action, suit, or proceeding by providing information and meeting and consulting with its counsel and representatives. Employee hereby covenants and agrees to testify truthfully in any and all such actions, suits or proceedings. Employee shall be reimbursed for any out-of-pocket expenses reasonably incurred by Employee in the course of such cooperation.

8. Section 409A of the Code. It is intended that this Agreement and the payments and benefits provided hereunder be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), whether pursuant to Treasury Regulation 1.409A-3(j)(4)(ix), the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or otherwise. Employee agrees and acknowledges that the Company makes no representations with respect to the application of Section 409A of the Code and other tax consequences to any payments hereunder and, by entering into this Agreement, Employee agrees to accept the potential application of Section 409A of the Code and the other tax consequences of any payment made hereunder. The Company may (but shall be under no obligation to) make any other changes to this Agreement it determines are necessary to comply with or be exempt from the provisions of Section 409A of the Code.

9. Restrictive Covenants. Notwithstanding anything to the contrary herein, if Employee engages in Competitive Activity, then Employee shall only be eligible to receive twenty-five percent (25%) of the Guaranteed Cancellation Payment, and shall not be eligible to receive any other amount of the Cancellation Payment hereunder, including, without limitation and for the avoidance of doubt, the remaining seventy-five percent (75%) of the Guaranteed Cancellation Payment and the IPO Cancellation Payment. In addition, in the event Employee engages in Competitive Activity and any portion of the Cancellation Payment has already been paid to Employee, including, without limitation and for the avoidance of doubt, the Guaranteed Cancellation Payment and the IPO Cancellation Payment, Employee shall be required to promptly repay such amounts to the Company, other than twenty-five percent (25%) of the Guaranteed Cancellation Payment. For the avoidance of doubt, for a Competitive Activity to result in forfeiture of the Cancellation Payment (other than the twenty-five percent (25%) of the Guaranteed Cancellation Payment which is not subject to forfeiture hereunder), or repayment of any portion of the Cancellation Payment (other than the twenty-five percent (25%) of the Guaranteed Cancellation Payment which is not subject to repayment hereunder), such Competitive Activity must be undertaken during Employee’s employment with the Company or during the one year period after termination thereof.

10. Taxes; Withholding. The Company may withhold from any amounts payable to Employee under this Agreement such foreign, federal, state, local and other taxes as may be required to be withheld pursuant to any applicable law or regulation.

11. Release. Employee for and on behalf of Employee and Employee’s heirs, dependents, executors, administrators, trustees, legal representatives, agents, successors and assigns (collectively, the “Releasing Parties”) hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and its Subsidiaries and Affiliates and all of its or their past, present and/or future subsidiaries, divisions, affiliates, employee benefit plans, successors and assigns and all of its or their past, present and/or future shareholders, officers, managers, partners, directors, employees, agents, representatives, attorneys, affiliates, predecessors, successors, assigns, as applicable, and all other persons acting by, through, under, or in concert with any of them (collectively, the “Releasees”) from and against any and all claims, actions, causes of action, suits, damages, debts, liens, contracts, agreements, obligations, promises, liabilities, rights, judgments, expenses (including attorney’s fees), demands and other obligations or liabilities, whatsoever, in law or in equity, whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (collectively, “Claims”) which the Releasing Parties now have, own, hold, or claim to have, own, or hold, or at any time heretofore had, owned, held, or claimed to have, own, or hold, against any of the Releasees in connection with, or in any manner related to, the Cancelled Options, including the granting, exercise and/or cancellation of the Options (other than the right to receive the Cancellation Payment and any other claim related to the performance of this Agreement).

12. Miscellaneous.

(a) This Agreement is legally binding on the parties and their respective successors and assigns. It may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter of this Agreement and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, other than the Employment Agreement, which other than Section 5 thereof, remains in full force and effect.

(b) No amendment, modification, waiver, or termination of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived or terminated and signed by the Company and Employee.

(c) None of Employee’s rights under this Agreement may be transferred, assigned, pledged or encumbered by Employee; provided, however, that to the extent that any amounts that become payable to Employee hereunder is not yet paid at the time of Employee’s death, any such unpaid amounts shall thereafter be paid to Employee’s surviving spouse, or if none, to Employee’s estate or personal representative, subject to the other terms and conditions of this Agreement. The Company may assign this Agreement to, and all rights hereunder shall inure to the benefit of, any subsidiary or affiliate of the Company or any person, firm, or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, consolidation or otherwise.

(d) The Company’s obligations under this Agreement shall in every case be an unfunded and unsecured promise. Employee’s rights as to the benefit under this Agreement shall be no greater than those of general, unsecured creditors of the Company. The Company is not required to segregate any monies from its general funds, to create any trust or to make any special deposits with respect to its financial obligations under this Agreement. Any assets that the Company may acquire or set aside to help cover its financial obligations with respect to this Agreement are and must remain general assets of the Company and subject to the claims of the Company’s general, unsecured creditors unless and until paid pursuant to the terms of this Agreement. The Company shall not be considered a trustee by reason of this Agreement.

(e) The Board (or a committee thereof) will have the full power and exclusive authority, in its sole and absolute discretion, to take all actions necessary for administration of this Agreement and to determine all matters relating to this Agreement including, without limitation, (i) to construe and interpret this Agreement, and (ii) to make all other determinations which are necessary or desirable for the proper administration of this Agreement. Decisions of the Board shall be final and binding on all parties who have an interest in this Agreement. No director shall be liable for any action or determination under this Agreement made in good faith.

(f) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Each of the Company and Employee submits to the co-exclusive jurisdiction of the United States District Court and any Delaware state court sitting in Wilmington, Delaware over any suit, action or proceeding arising out of or relating to this Agreement and waives any objection based on venue or forum non conveniens with respect to any action instituted therein. Each of the Company and Employee waives the necessity for personal service of any and all process upon it and consents that all such service of process may be made by first class mail, return receipt requested, in each case directed to such party in accordance with the notice requirements set forth in this Plan, and service so made will be deemed to be completed on the date of actual receipt; provided, that nothing in this Agreement will prohibit personal service in lieu of the service by mail contemplated herein. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE MATTERS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

(g) Any notice required or permitted under this Agreement shall be in writing and shall be either delivered by facsimile (which shall be effective upon receipt of confirmation of successful transmission), personally delivered, or mailed by first class mail, return receipt requested, to Employee at the address indicated in the Company’s records for Employee and to the Company at the facsimile number and address below indicated:

Notices to the Company:

TransFirst Holdings Corp.

c/o Vista Equity Partners

401 Congress Avenue, Suite 3100

Austin, TX 78701

Attention: Brian Sheth

Facsimile No.: (512) 730-2453

With copies (which shall not constitute notice to the Company) to:

Kirkland & Ellis LLP

555 California Street Suite 2700

San Francisco, CA 94104

Attention: Stuart E. Casillas, P.C. (casillas@kirkland.com)

Facsimile No.: (415) 439-1400

and

TransFirst Legal Department

1393 Veterans Memorial Highway, Suite 307S

Hauppauge, NY 11788

Attention: General Counsel

All notices delivered to the TransFirst Legal Department must be marked confidential and “To be opened by General Counsel only”

(h) Employee acknowledges and agrees that Employee’s employment with the Company (or its Subsidiaries or their respective successors) is and shall remain “at-will” and that Employee’s employment with the Company (or its Subsidiaries or their respective successors) remains subject to the terms of the Employment Agreement (other than Section 5 thereof), and may be terminated at any time and for any reason (or no reason) by Employee or the Company or its Subsidiaries, with or without notice and/or cause. Nothing in this Agreement shall confer upon Employee any right to continued employment with the Company (or its Subsidiaries or their respective successors) or to interfere in any way with the right of the Company (or its Subsidiaries or their respective successors) to terminate Employee’s employment at any time.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TRANSFIRST HOLDINGS CORP.

By:	/s/ Martin A. Taylor
Name:	Martin A. Taylor
Title:	Vice President and Treasurer

NANCY DISMAN

/s/ Nancy Disman

EXHIBIT A

Optionholder	Number of Options	Date of Grant	Exercise Price
Nancy Disman	546.9435	May 12, 2015	$4,490.4786